UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 27, 2013

Revel AC, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

333-183492	27-4853856
(Commission File Number)	(IRS Employer Identification No.)

500 Boardwalk Atlantic City, New Jersey	08401
(Address of Principal Executive Offices)	(Zip Code)

(609) 572-6065

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on March 25, 2013, Revel AC, Inc. (“Revel AC”), Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC, and NB Acquisition LLC (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Cases”). The Cases have been assigned to the Honorable Judith H. Wizmur and are being jointly administered. The Debtors continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court under the lead Case No. 13-16253.

In connection with the Cases, on March 27, 2013, the Debtors received approval from the Bankruptcy Court for a $250 million senior secured superpriority debtor in possession credit agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “DIP Credit Agreement”) among Revel AC, as the borrower, the other Debtors, as guarantors, the lenders party thereto (the “DIP Facility Lenders”) and JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent and issuing bank. The DIP Credit Agreement provides for (i) a $125 million revolving loan (the “Revolving Facility”) and (ii) and a $125 million term loan (the “Term Loan”). On March 27, 2013, the Debtors entered into the DIP Credit Agreement. The proceeds of the DIP Credit Agreement will be used by Revel AC to (a) repay outstanding indebtedness under the credit agreement, dated as of May 3, 2012, by and among Revel AC, as borrower, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent and issuing bank, and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner, over time; (b) pay certain reasonable fees and expenses associated with the transactions contemplated by the DIP Credit Agreement, (c) pay professional fees in connection with the Cases; (d) provide ongoing working capital requirements and pay other fees, costs and expenses relating to the Cases, in accordance with certain DIP Credit Agreement documents; and (e) fund certain capital expenditures. A portion of the Revolving Facility may be made available for the issuance of letters of credit.

Borrowings under the Revolving Facility will bear interest, at Revel AC’s option, (i) at the Base Rate (as defined in the DIP Credit Agreement) plus a margin of 6.50% per annum or (ii) at the Adjusted LIBOR Rate (as defined in the DIP Credit Agreement) plus a margin of 7.50% per annum. Borrowings under the Term Loan will bear interest, at Revel AC’s option, (i) at the Base Rate plus a margin of 8.00% per annum or (ii) at the Adjusted LIBOR Rate plus a margin of 9.00% per annum. In addition, Revel AC will pay a commitment fee of 4.00% per annum on the average daily unused amount of the Revolving Facility and a letter of credit fee of 7.50% per annum and a letter of credit fronting fee of 0.25% per annum, each calculated on the average daily amount of outstanding letters of credit.

The Debtors’ obligations under the DIP Credit Agreement are secured by (i) a first priority lien (subject to certain exceptions as set forth in the DIP Credit Agreement) on all of the assets of the Debtors, including a pledge of all of the equity interests of each of its domestic subsidiaries, and (ii) a superpriority administrative claim in each of the Cases, in each case subject to certain agreed upon exceptions.

The DIP Credit Agreement contains various representations, warranties and covenants by the Debtors that are customary for transactions of this nature, including reporting requirements, maintenance of a minimum liquidity requirement and a requirement to achieve certain bankruptcy milestones. Revel AC is also required to make certain mandatory prepayments under the DIP Credit Agreement

The Debtors’ obligations under the DIP Credit Agreement may be accelerated following certain events of default, including a breach by the Debtors of the representations, warranties or covenants made in the DIP Credit Agreement, the conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code.

The loans under the DIP Credit Agreement will mature on the earlier of (a) May 30, 2013, subject to extension to allow for the receipt of any Gaming Approvals (as defined in the DIP Credit Agreement) required in order to allow the Acceptable Reorganization Plan (as defined in the DIP Credit Agreement) to become effective, but in no event later than June 15, 2013, (b) April 24, 2013 if the Bankruptcy Court has not entered a final order in form and substance reasonably satisfactory to the lenders by the end of such date, (c) the effective date of the Acceptable Reorganization Plan that is confirmed by the Bankruptcy Court and (d) the acceleration of any loans and the termination of the revolving commitments in accordance with the terms of the DIP Credit Agreement.

The foregoing description of the DIP Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the DIP Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided pursuant to Item 1.01 of this Current Report on Form 8-K regarding the DIP Credit Agreement is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Debtor-in-Possession Credit Agreement, dated as of March 27, 2013, among Revel AC, Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent and issuing bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEL AC, INC.

By:	/s/ Dennis E. Stogsdill
	Name:	Dennis E. Stogsdill
	Title:	Chief Restructuring Officer

Date: March 29, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Debtor-in-Possession Credit Agreement, dated as of March 27, 2013, among Revel AC, Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., in its capacities as administrative agent, collateral agent and issuing bank.

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